UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 17, 2020

Oshkosh Corporation

(Exact name of registrant as specified in its charter)

Wisconsin	1-31371	39-0520270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1917 Four Wheel Drive Oshkosh, Wisconsin	54902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (920) 502-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.01 par value)	OSK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 17, 2020, Wilson R. Jones, the current Chief Executive Officer of Oshkosh Corporation (the “Company”), notified the Company of his intent to retire from his position as Chief Executive Officer and his position as a director of the Company effective April 2, 2021.

On the same day, as a result of Mr. Jones’ intention to retire as Chief Executive Officer, the Board of Directors of the Company (the “Board of Directors”) acted to elect John C. Pfeifer, the current President and Chief Operating Officer of the Company, as Chief Executive Officer of the Company effective April 2, 2021. The Board of Directors also elected Mr. Pfeifer as a director of the Company, assuming that shareholders re-elect Mr. Jones as a director of the Company at the 2021 annual meeting of the Company’s shareholders, to fill the vacancy that would be created by Mr. Jones’ retirement from the Board of Directors for an initial term expiring at the Company’s 2022 annual meeting of shareholders. As a result, Mr. Pfeifer would serve in a dual role as President and Chief Executive Officer effective April 2, 2021 and would also serve as a member of the Board of Directors commencing that date.

Mr. Pfeifer, who is 55, joined the Company in 2019 as Executive Vice President and Chief Operating Officer. In May 2020, Mr. Pfeifer assumed the position of President and Chief Operating Officer of the Company. Prior to joining the Company, he served as Senior Vice President and President - Mercury Marine, of Brunswick Corporation, a designer, manufacturer and marketer of marine engines and marine parts and accessories, from 2014 to 2019. Prior to that, Mr. Pfeifer served as Vice President and President - Mercury Marine of Brunswick Corporation from 2014 to 2018. Mr. Pfeifer is a director of The Manitowoc Company, Inc.

In connection with Mr. Pfeifer’s election as Chief Executive Officer of the Company, the Human Resources Committee of the Board of Directors of the Company approved the following compensation actions: (i) an increase in Mr. Pfeifer’s base salary to $950,000 effective April 2, 2021; (ii) an increase in his target percentage under the Company’s management incentive plan to 130% effective April 2, 2021; (iii) a one-time grant of restricted stock units on April 2, 2021 with a value on the grant date of $1,250,000, which will vest on a pro rata basis over a three-year period; (iv) effective April 2, 2021, a revised Key Executive Employment and Severance Agreement (“KEESA”) between the Company and Mr. Pfeifer to be based on the existing KEESA to which Mr. Pfeifer is a party except that the revised agreement will provide for a three-year employment term following a “Change in Control” rather than a two-year term; and (v) effective April 2, 2021, a severance agreement under which, if we terminate Mr. Pfeifer’s employment without cause or he terminates his employment for good reason, then, provided he executes a release of claims, Mr. Pfeifer will be entitled to receive severance compensation approximating two years’ salary and target bonus, together with welfare benefits.

The Board of Directors does not currently expect that Mr. Pfeifer will be named to any committees of the Board of Directors at the time that he becomes a director on April 2, 2021.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 17, 2020, the Board of Directors of the Company approved amendments to the By-Laws of the Company (as amended, the “By-Laws”), amending Sections 2.03, 2.04, 2.06, and 2.08. The amendments permit the Company to hold meetings of its shareholders by means of remote communication as authorized under the Section 180.0709 of the Wisconsin Business Corporation Law. The amendments also make certain related clarifying and conforming changes.

The foregoing description of the changes to the By-Laws does not purport to be complete and is qualified in its entirety by reference to the full text of the By-Laws, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The exhibits listed in the exhibit index below are being filed herewith.

EXHIBIT INDEX

Exhibit Number

3.1	By-Laws of Oshkosh Corporation, as amended effective November 17, 2020 (marked to show amendments).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSHKOSH CORPORATION

Date: November 18, 2020	By:	/s/ Ignacio A. Cortina
Ignacio A. Cortina
Executive Vice President, General Counsel and Secretary

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